Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

Chase Bank USA, National Association

Chase Issuance Trust

The undersigned, a duly authorized officer of Chase Bank USA, National Association (the “Bank”), as Servicer, pursuant to the Third Amended and Restated Transfer and Servicing Agreement, dated as of December 19, 2007, as amended by the First Amendment to the Third Amended and Restated Transfer and Servicing Agreement, dated as of May 8, 2009, the Second Amendment to the Third Amended and Restated Transfer and Servicing Agreement, dated as of July 9, 2013, the Third Amendment to the Third Amended and Restated Transfer and Servicing Agreement, dated as of December 20, 2013, and the Fourth Amendment to the Third Amended and Restated Transfer and Servicing Agreement, dated as of June 11, 2014 (as amended and supplemented from time to time, the “Agreement”) among the Bank, as transferor, administrator and servicer (in such capacity, the “Servicer”), Chase Issuance Trust and Wells Fargo Bank, National Association, as indenture trustee and collateral agent, does hereby certify that:

1.	The Bank is, as of the date hereof, the Servicer under the Agreement.

2.	A review of the Servicer’s activities during the calendar year ended December 31, 2014 (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 30th day of March 2015.

CHASE BANK USA, NATIONAL ASSOCIATION, as Servicer

By:	/s/ David A. Penkrot
Name: David A. Penkrot
Title: Executive Director